EXCLUSIVE CONSULTING AGREEMENT
                                     BETWEEN
                           ECO SOIL SYSTEMS, INC. AND
                            ENCORE TECHNOLOGIES, INC.

         This Agreement is entered into as of the 1st day of January, 1995, by and between Eco Soil Systems, Inc., a Nebraska corporation (hereinafter referred to as "Eco Soil") having its principal place of business at 10890 THORNMINT ROAD, RANCHO BERNARDO, CA 92127 and ENCORE TECHNOLOGIES, INC., a Minnesota corporation (hereinafter referred to as "Encore") having its principal place of business at 6482 CARLSON DRIVE, EDEN PRAIRIE, MINNESOTA 55346.

         Whereas, Eco Soil has developed and patented a device that automatically cultures microorganisms in an enclosed tank and then regularly injects these organisms and their byproducts, along with other compatible products, into an irrigation line for distribution into the area being irrigated. For purposes of this Agreement, such device and any successor, derivative, equivalent and/or improvement thereof may collectively be referred to as "BioJect" or the "BioJect System";

         Whereas, Encore is in the business of developing, acquiring and/or marketing microorganisms for commercial purposes;

         Whereas, Eco Soil desires to have Encore develop, supply and/or improve microorganisms for specific applications which can be cultured and distributed through Eco Soil's BioJect System, including the development of certain proprietary recipes and techniques for the culture and scale-up of microorganisms and their byproducts for distribution in the BioJect System as set forth herein.

         Now, therefore, the parties have agreed to enter into an Exclusive Consulting Agreement under the terms and conditions set forth herein.

I.       PURPOSE OF THE AGREEMENT.

         The parties are entering into this Agreement primarily for the purposes of expanding the installed end user base of the BioJect System in the golf turf market; introducing BioJect to other markets such as agriculture; and exploring new product opportunities in order to increase potential sales of biological products distributable through the BioJect System.

II.      TERM OF THE AGREEMENT.

         This Agreement shall commence on the date hereof and continue for a period of thirty (30) years and, unless terminated prior to expiration by either party as set forth in Article VI hereof, shall automatically renew for up to five successive three (3) year renewal terms thereafter.

III.     OBLIGATIONS OF ENCORE.

         Encore's initial consulting responsibilities are as follows:

         A. Identify microorganisms and/or their byproducts appropriate for distribution through the BioJect System to target a wide range of applications such as herbicides, insecticides, fungicides, thatch control, and nitrogen fixation, and including improved versions of microorganisms currently used in the BioJect System and any Encore or third party proprietary organisms and/or byproducts to be evaluated, developed, supplied or improved by Encore ( referred to herein as a "Product" or "Products"). From time to time, Eco Soil may provide Encore with specific Eco Soil preferences and criteria for proposed Product efficacy, cost and marketing considerations and/or the desirability of using microorganisms developed by large and well-known companies. Encore will evaluate all applicable Products on an independent basis using such information, and will make final recommendations without regard to any prior relationship or affiliation(s) with Encore.

         B. Explore and negotiate (and/or assist Eco Soil to negotiate and obtain) selected development, licensure or other Product acquisition opportunities.

         C. Provide microorganism test result affidavits and certain other information and assistance in connection with Eco Soil's efforts to obtain permits and required Product registration of these microorganisms with federal, state and local governments.

         D. Conduct scale-up work to determine the nutritional requirements necessary to culture and maintain adequate population levels of Products. Encore will also offer technical input or other suggestions regarding potential machine modifications in order to optimize organism growth in the BioJect System.

         E. Develop confidential Encore manufacturing assessments and scale-up work regarding the culture and delivery of BioJect System Products. Eco Soil acknowledges and agrees that Encore will preserve and retain such information as its confidential and proprietary property, and will not be obligated to disclose such information to Eco Soil. Encore will take reasonable steps to maintain and preserve copies of all such proprietary materials in a locked safe deposit box or, upon request and at the sole expense of Eco Soil, with a neutral third party escrow agent at all times during the term of this Agreement, which contents will be made available to Eco Soil:
                  (a) with Encore's prior written consent; (b) upon Encore's failure to cure a material breach of this Agreement with respect to the its confidential assessment and scale-up services; (c) immediately, if Encore elects to suspend this Agreement under Section VI.C (1) or (3); or (d) if Encore becomes insolvent or files (or has filed against it) any bankruptcy petition which is not dismissed within 60 days of filing.

         F. Assist Eco Soil with field efficacy studies, both at BioJect customer sites and at the University of Minnesota laboratories used by Encore, as such studies are deemed reasonably necessary by Encore, and subject to payment of pre-authorized Encore expenses incurred in connection with any travel to any site located more than 50 miles from Encore's principal place of business.

         G. Offer suggestions and other assistance to help Eco Soil develop and improve supportive relationships with the scientific community.

         H. Document and provide Eco Soil with a verified composition analysis and Encore laboratory test verifications for each BioJect System Product developed internally by Encore (and sufficient non-confidential scale-up and operating instructions therefor), and make reasonable efforts to obtain comparable analyses, instructions and lab test verifications from any third party vendors. Encore warrants only that its composition analyses for internally-developed Products will be true and correct in all material respects, and that such Products have been created under laboratory conditions by Encore. EXCEPT AS SET FORTH ABOVE OR UNDER ANY LIMITED WARRANTY OFFERED UNDER AN ENCORE LICENSE AGREEMENT, ENCORE MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO ANY PRODUCT OR SERVICE PROVIDED HEREUNDER, AND EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES OF ANY NATURE, INCLUDING ANY WARRANTIES WITH RESPECT TO PRODUCTS SUPPLIED BY OR THROUGH ANY THIRD PARTY, OR ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. Eco Soil agrees further that Encore will not be liable to Eco Soil or any third party for any lost profits, special, incidental, indirect, or consequential damages arising out of this agreement or the distribution or use of any Product.

         I. Provide all services hereunder in a competent and professional manner, and using reasonable best efforts.

         The parties acknowledge that Encore's responsibilities may not be limited to the preceding tasks and that the scope of services may be reasonably and consistently modified, provided that any proposed change in Encore's responsibilities must be identified in a written, signed amendment to this agreement.

IV.      OBLIGATIONS OF ECO SOIL.

         Eco Soil's responsibilities under this agreement include the following:

         A. Provide, on a commercially reasonable basis, ongoing service, maintenance, end user support and other services sufficient to keep the BioJect System functioning in all material respects. These functions include supply and replenishment of Products, consumables, related biological products and support media, (including the acquisition and use of such items from and/or as directed by Encore), preventative maintenance and prompt BioJect System repairs, and ongoing product improvements and enhancements. These functions may be performed in certain geographical locations through a dealer network to be supervised and managed by Eco Soil.

         B. Bill customers for the BioJect service and perform all credit and collection functions with customers, either directly or through a dealer network to be supervised and managed by Eco Soil. For dealer sales, Eco Soil will bill and collect all BioJect System funds due therefrom.

         C. Make all BioJect System Products developed, supplied or improved by Encore hereunder available on a commercially reasonable basis to its customers, and offer reasonable promotional support, pricing, credit and other terms and policies designed to achieve maximum use and acceptance of such products. Eco Soil may accept or reject any proposed Product which, in its judgment, lacks commercial viability. Eco Soil agrees further that it will, subject to the new/replacement product exceptions outlined below, enter into a BioJect Product License Agreement (in substantially the form of Exhibit A), or will obtain Encore's written consent prior to offering or selling any proposed microorganism, byproduct or product through the BioJect System, and will not remove, replace, substitute, reverse engineer or otherwise interfere with the sale and use of any Product or attempt to offer or sell any product similar to or derived from any proposed Product previously rejected by Eco Soil on grounds of commercial viability. Encore will consent to any proposed new or replacement product which has been independently developed by Eco Soil, and which possesses significant efficacy advantages over Encore's applicable BioJect Product.

         D. Design, engineer, manufacture and market current and improved BioJect Systems and related hardware and equipment.

         E. On a commercially reasonable basis and in the manner required under Section VII., purchase and maintain adequate quantities of such other equipment or materials required to keep the BioJect System operating in all material respects, including the timely payment or performance of all vendor obligations. Advance purchases of consumables, biological products or support media from or through Encore may require prepayment by Eco Soil and/or compliance with Encore's then current credit terms. Subject to its other obligations hereunder, the final determination of and payment for all other BioJect System equipment, products, biologicals and supplies used will be the sole obligation and liability of Eco Soil.

         F. Perform such accounting, bookkeeping and recordkeeping functions necessary to support the BioJect service, and to maintain originals or copies of all invoices, records or other documents necessary to enable Encore or its representatives to verify royalties and other amounts due Encore. All such records will be made available for review and copying by Encore upon request.

         G. Provide all services hereunder in a competent and professional manner, and using reasonable best efforts.

         The parties acknowledge that Eco Soil's responsibilities may not be limited to the preceding tasks and that the scope of services may be reasonably and consistently modified, provided that any proposed change in Eco Soil's responsibilities must be identified in a written, signed amendment to this agreement. It is further agreed that nothing in this Agreement will require Eco Soil to promote products or expend resources hereunder where such activities or expenditures are commercially unreasonable, and that Eco Soil will not be liable to Encore for any lost profits, special, incidental, indirect or consequential damages arising out of this agreement or the distribution or use of any Product.

V.       COMPENSATION TO ENCORE.

         During the initial and any renewal term hereunder, Eco Soil Systems agrees to enter into an agreement (in substantially the form of Exhibit A) to pay Encore a royalty equal to 13% of all revenues due Eco Soil from any dealer, end user or other third party under any sale, licensure or other use or transfer of any BioJect Product, or for any derivative or successor product thereof. This royalty rate is based on Eco Soil's agreement to bill and collect all BioJect System revenues without dealer or other third party involvement, and will be increased to 20% in the event any dealer or other third party is authorized to direct bill for BioJect System use. Encore will also consider and negotiate an appropriate royalty reduction in good faith and in extraordinary cases.

         All royalty payments will be paid quarterly, on or before the 15th of the month following the end of each calendar quarter, and will be delivered together with Eco Soil's royalty computations which have been reviewed and certified by Eco Soil's chief financial officer. No royalty will be payable for any pre-existing products which have not been developed, supplied or improved by Encore (which products are identified on the attached Exhibit B), for the annual lease fee for the BioJect machine, or for any applicable product. taxes or duties which have been separately identified on Eco Soil's invoices.

         On or before each January 31 during the term of this Agreement, Eco Soil will be entitled to offset future Product royalties due via credit equal to royalties paid during the previous year for any "bad debts" (obligations due Eco Soil which have been written off for financial statement purposes in accordance with generally accepted accounting principles) and for documented, bona fide product returns made during the previous calendar year. All such adjustments will be resolved via credit against future royalties due Encore, and only in the manner set forth in this section. Eco Soil will not make or attempt any other offsets against product royalties payable except with Encore's prior written consent. Any subsequent payments received from "bad debt" accounts will be immediately reported to Encore, with reinstated royalty payments due on or before the next quarterly royalty payment date.

         In the event and to the extent aggregate annual royalty payments made under all such agreements do not equal or exceed $100,000 for 1995, and such aggregate-royalties paid do not equal or exceed $25,000 per calendar quarter in 1996, and 1997, Eco Soil will make an additional cash payment to Encore in the amount of such aggregate royalty shortfall, due and payable on or before January 15, 1996 for 1995 royalties, and within 15 days following the close of each calendar quarter for royalty shortfalls due for 1996 or 1997.

         In exchange for such payments, Encore will be responsible for compensating any third party microorganism licensor from the payment of royalties it receives hereunder. For example, if Encore found a thatch control organism for the BioJect System and Eco Soil charged the dealer $3,000 for a series of thatch reducing applications, then Eco Soil's royalty payment for that product would be $3,000 x .13 or $390. The compensation due to the owner of the organism would then be made by Encore out of this royalty payment. Assuming the organism owner had agreed to a 5% royalty, Encore would pay $150 to such owner out of the $390 royalty it received from Eco Soil.

         The parties have entered into a separate, independent consulting agreement dated and effective November l, 1994 regarding monthly contract research and development activities undertaken by Encore on behalf of Eco Soil for products to be developed by Encore, which agreement (and the compensation paid thereunder) are separate from and in addition to compensation to be paid under this Agreement.

         As additional compensation and in exchange for Encore's execution of this Agreement, Eco Soil will grant Encore a warrant to purchase up to 50,000 shares of stock of Eco Soil at an exercise price of $3 per share, which shall be immediately and fully exercisable for a seven-year period thereafter, and which will be substantially in the form of the attached Exhibit C.

VI.      TERMINATION.

         A. Any material breach of this Agreement by either party may be deemed a default, which default shall give the non-breaching party the right to terminate this Agreement prior to expiration as set forth herein. Upon receipt of a written default notice outlining the alleged default(s), the defaulting parry will have 60 days to cure all such defaults, or to provide a good faith plan for the prompt resolution of any such defaults that cannot be resolved within 60 days. Any failure to do so shall entitle the non-defaulting party to terminate this Agreement immediately thereafter upon delivery of a termination notice.

         B. Either party, by written notice delivered to the other party at least 10 days prior to the proposed termination date, may also elect to terminate this Agreement prior to expiration if the other party: (1) terminates its business operations (or suspends such operations for any 30 day period); (2) initiates or becomes subject to any bankruptcy or insolvency proceeding, corporate dissolution or similar proceeding under federal or state law which is not dismissed within 60 days of filing; (3) becomes insolvent or makes an assignment for the benefit of its creditors; or (4) is made subject to the direct control of a trustee, receiver or similar authority for any period of 30 days or more.

         C. At any time after December 31, 1996, either party, by written notice delivered to the other party at least 60 days prior to the proposed suspension date, may also suspend this Agreement prior to expiration if: (1) that party has permanently abandoned and terminated all of its business operations; (2) all use of the BioJect System has been permanently discontinued under circumstances which do not require compliance with Section X.F.; or (3) Encore permanently discontinues the evaluation and supply of irrigation system microorganisms. Such notice shall specify that suspension is being effected under this Section VI.C. suspension will not affect or alter the existence or enforceability of any pre-termination debts, covenants or other obligations under this Agreement or create or give rise to any claim, liability, damage, or other obligation based on or alleged to have resulted from such termination.

         Provided that the suspending party (or any assignee, successor, transferee or other representative) does not resume any such activities for the ten year period following the suspension date, the suspension will be converted into a final termination of this Agreement as of the tenth anniversary thereof.

         D. Any termination of this Agreement will not alter or affect the validity, survival or enforceability of any pre-termination BioJect product royalty agreement or the parties' November 1, 1994 consulting agreement, and, except as prohibited under
                  Section VI.C. above, will not affect or alter any legal or equitable remedies available to the non-terminating party for debts due or other claims arising out of this Agreement, including without limitation any claims relating to the unauthorized, post-termination use of any party's products, technology or other property or any Eco Soil claim hereunder regarding the release of escrowed confidential information.

VII.     SUPPLY SOURCING OBLIGATIONS.

         Encore agrees to offer to sell or to provide Eco Soil with third party sourcing information for all Product consumables, related biological products, support media or other ancillary supplies. All such supplies must be reasonably satisfactory to Eco Soil with respect to cost and payment terms; availability and delivery options; specifications; and title, merchantability, fitness, non-infringement or other warranty coverage. Eco Soil will provide Encore with quarterly supply forecasts and proposed delivery deadlines in order to allow Encore to investigate and respond with available sourcing options. All supplies will only be purchased hereunder by Encore following receipt of Eco Soil's written purchase order or other binding authorization, and will be prepaid unless Encore (using reasonable best efforts) can negotiate acceptable 30-day credit terms with the supply source. Eco Soil remains free to negotiate its own credit and payment terms for direct purchases from third party supply sources.

VIII.    EXCLUSIVITY.

         Eco Soil and Encore agree that Encore's developmental efforts for Eco Soil will be targeted specifically to commercializing and adapting microorganisms so that they can be effectively introduced to the soil and to turf and crops through the BioJect System. Encore agrees to perform such services exclusively for Eco Soil during the term of this agreement and not to provide consulting services regarding the growth, introduction and delivery of microorganisms through an irrigation system to any Eco Soil competitor without Eco Soil's prior written consent. However, Encore is not restricted under this Agreement from creating or commercializing microorganisms or other biological products for itself or for other individuals or entities, so long as such products are delivered to the plant and/or soil via any non-irrigation systems or methods, including without limitation, any products deliverable by spraying, granular or powder applications.

         Eco Soil agrees that it will use its reasonable best efforts to utilize and market all Products developed, supplied and/or improved by Encore under this Agreement; and that unless it has obtained Encore's prior written consent or Encore has elected to suspend its obligations under Section VI.C.(1) or (3), it will work exclusively with Encore and will not hire, contract with or enter into any other relationship with any third party during the term of this Agreement for the research, evaluation, development, acquisition, supply or improvement of any current or proposed BioJect System products or any other services to be provided by Encore under this Agreement.

IX.      CONFIDENTIALITY.

         Both parties currently possess and Encore is expected to develop, acquire or improve certain additional and substantial confidential and/or proprietary products, information, documents or other valuable tangible or intangible property under this Agreement, the value of which could be greatly and adversely affected by unauthorized use or disclosure (collectively referred to in this Section as "Secrets"). Therefore, each party agrees to abide by the following restrictions for all Secrets revealed hereunder.

         A. To maintain all of the other party's Secrets in strictest confidence and utilizing all reasonable precautions necessary to protect such Secrets, except as may otherwise be pre-authorized in writing by the other party;

         B. To refrain from using any of the other party's Secrets except as and to the extent necessary for the purpose of working on projects currently in progress or on future projects authorized and agreed to in advance by both parties;

         C. To refrain from disclosing any of the other party's Secrets to any third party without the other party's prior written consent;

         D. To limit access to all Secrets to those employees who reasonably require the information to actively work on authorized projects hereunder and who have expressly agreed to treat the other party's Secrets as confidential in the same manner and to the same extent as its own Secrets;

         E. To abide by such other confidentiality restrictions or practices that may be reasonably requested by the other party, including the execution and delivery of such confidentiality/nondisclosure agreement(s) as may be requested from time to time.

         Nothing contained in this agreement will in any way restrict either party's rights to use, disclose or otherwise deal with any Secrets which the party can prove: was in its possession through legitimate means prior to the date of this agreement; obtained thereafter from a source entitled to disclose such Secret(s); or was already generally known and within the public domain as of the date of initial disclosure hereunder, or which becomes generally known thereafter through legitimate means and through no fault of Eco Soil.

         Each party acknowledges and agrees that it shall not claim or receive any ownership or other interest in any Secrets disclosed and/or developed by the other party under this Agreement regarding the composition, properties and characteristics, formulation, reproduction, applications, and other use of any microorganism or other BioJect Product developed, supplied or improved hereunder. In order to protect and preserve the value of such Encore Secrets and notwithstanding any other provision of this Agreement or the parties' operation of the BioJect System during the term hereof, Eco Soil agrees that it will not make, sell or use any microorganism or product which is identical to, derived from and/or the successor to or equivalent of any BioJect Product, except as authorized under a Product License Agreement, or except for any manufacture, sale or use by Eco Soil which is beyond the scope of any License Agreement and which does not involve the disclosure or use of any Encore Secrets. Eco Soil acknowledges and agrees that such restrictions are reasonable and necessary for the protection of Encore's Secrets, and that Encore would be irreparably harmed and will be entitled to injunctive relief in the event of any post termination breach of the provisions of this Section. The parties also agree that the provisions of this Section IX. will expressly survive any expiration or termination of this Agreement.

         During the term of this Agreement and notwithstanding any other provision of this Agreement or the parties' operation of the BioJect System, Encore agrees that it will not disclose any confidential manufacturing assessments or other unique Product Secrets to any individual or form which manufacturers or markets any irrigation system competitive with the BioJect System. Encore acknowledges and agrees that such restrictions are reasonable and necessary for the protection of such Secrets, and that Eco Soil would be irreparably harmed and will be entitled to injunctive relief in the event of any post-termination breach of the provisions of this Section. The parties also agree that the provisions of this Section IX. will expressly survive any expiration or termination of this Agreement.

X.       MISCELLANEOUS PROVISIONS.

         A. NOTICES. Any and all notices required or permitted hereunder must be in writing and delivered personally or sent by overnight courier, or by registered or certified mail with return receipt requested, addressed to the other party at the address hereinabove set forth, or at such other address as shall be designated from time to time by the parties. Notice shall be deemed to be effective upon the earlier of personal service or upon the date of receipt indicated on the proof of delivery.

         B. ENTIRE AGREEMENT; AMENDMENTS. Except for the parties' Consulting Services Agreement dated and effective November 1, 1994 or any Product License to be executed hereunder, this agreement (together with any amendments, schedules or other exhibits) contains all of the parties' agreements, understandings, representations, conditions, warranties, and covenants, and supersedes all prior or contemporaneous agreements, understandings, negotiations or discussions. All waivers, modifications or amendments hereto must be in writing and signed by authorized officers of both parties.

         C. AUTHORITY TO ENTER INTO THE AGREEMENT. Each of the parties represents that it has full power and authority to enter into and perform its respective obligations under this Agreement, and that such entry and performance will not breach or conflict with any other contract or obligation to which such party is bound, and will not violate any applicable statute, regulation or other law.

         D. WAIVER. The failure of either party at any time to require performance by the other party of any provision hereof shall not affect in any way the right to require such performance at any time thereafter. Nor shall a waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

         E. SEPARABILITY. Each of the terms of this Agreement is exclusive and the invalidity of one or more terms shall not void or make voidable any other terms of the Agreement.

         F. ASSIGNMENT; BINDING EFFECT. Any proposed Eco Soil sale, lease, licensure or other transfer or assignment of its BioJect System (or any material element(s) thereof), or any proposed assignment or other transfer of either party's rights and/or obligations under this Agreement, may not be undertaken without the prior written consent of the other party, and any attempted transfer undertaken without such consent will be null and void. No consent will be unreasonably withheld or delayed, and the parties agree that consent will be provided where the proposed assignee or transferee: (a) agrees to expressly observe all covenants and assume all obligations hereunder; and (b) will, following the assignment/transfer and taking into account its acquisitions thereunder, have financial and other abilities reasonably equivalent to those of its predecessor.

                  Except as limited by the preceding sentences, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective permitted assigns, transferees, successors or other representatives.

                  The foregoing language shall not prohibit or require consent for any sale or other transfer of the stock of either party or any other organic change that does not affect or alter Eco Soil's obligations under this Agreement or its ownership of the BioJect System. However, if either party commences serious negotiations regarding the sale or exchange of all or substantially all of its stock, it shall promptly advise the other party of such negotiations and allow the other party a period of at least 15 days to prepare and present any such proposals as it may desire. In addition, the parties intend to negotiate in good faith regarding a potential buyout or other arrangements acceptable to Encore in the event Eco Soil is merged with or acquired by another company.

         G. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

         H. DISCLAIMER OF AGENCY. This Agreement shall not constitute either party's appointment or designation as the legal representative or agent of the other, and neither party has any right or authority to assume, create, or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of the other party in any manner, or to attempt to do so or hold itself out as being authorized to do so.

         I. GOVERNING LAW, JURISDICTION AND VENUE. The validity, interpretation, and performance of this Agreement shall be controlled by and construed under the laws of the State of Minnesota, the state in which this Agreement is accepted. Eco Soil hereby irrevocably consents to the jurisdiction of the appropriate Minnesota courts located in Hennepin County, Minnesota, and agrees that all litigation arising hereunder shall be venued in Hennepin County, Minnesota.

         J. HEADINGS. Paragraph headings are not to be considered part of this Agreement and are included solely for the convenience and are not intended to be full or accurate descriptions of the content thereof.

         K. TIME OF ESSENCE. Time is of the essence in this Agreement and the failure of either party to promptly pay when due any payments, or to perform any material obligations required herein, may be treated by the other party as a material breach of this Agreement.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and accepted as set forth herein, as of the date and year first appearing above.

                                    ECO SOIL SYSTEMS, INC.
                                    10890 Thornmint Road, Suite 200
                                    San Diego, CA 92127



                                    By: /s/ William B. Adams
                                            William B. Adams, Its Chief
                                            Executive Officer


         Accepted in Eden Prairie, Minnesota.

                                    ENCORE TECHNOLOGIES, INC.
                                    6482 Carlson Drive
                                    Eden Prairie, MN 553464



                                    By: /s/ David Goulet
                                            David Goulet, Its Vice President